EXHIBIT 99.2

                         [SALANT CORPORATION LOGO]

                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------

CONTACT: Kekst & Company
         James Fingeroth
         Molly Marse
         (212) 521-4800


         SALANT CORPORATION FILES PRE-NEGOTIATED CHAPTER 11 PLAN TO
           IMPLEMENT RESTRUCTURING OF ITS SENIOR NOTES AND AGREES
           TO SELL ITS JOHN HENRY AND MANHATTAN BUSINESS TO FOCUS
                     ON ITS PERRY ELLIS MEN'S BUSINESS

     New York, NY, December 29, 1998 -- Salant Corporation (NYSE: SLT) today announced that it has filed a petition under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York in order to implement a restructuring of its 10-1/2% Senior Secured Notes due December 31, 1998. Salant also filed its plan of reorganization with the Bankruptcy Court today in order to implement its restructuring. The Plan is supported by Salant's major note and equity holders. In addition, Salant has obtained an $85 million debtor-in-possession facility from its existing working capital lender, The CIT Group/Commercial Services, Inc., during the chapter 11 case.

     Salant also announced that post-restructuring, it intends to focus solely on its Perry Ellis men's apparel business and, as a result, intends to exit its other businesses, including its children's and menswear divisions. To that end, Salant has entered into an agreement with Supreme International Corporation to sell its John Henry and Manhattan businesses. These businesses include the John Henry, Manhattan and Lady Manhattan trade names, the John Henry and Manhattan dress shirt inventory, the leasehold interest in the dress shirt facility located in Valle Hermosa, Mexico, and the equipment located at the Valle Hermosa facility and at Salant's facility located in Andalusia, Alabama.

     To lead the new Salant, Michael Setola, the former President of Salant's Perry Ellis Menswear Group, has been appointed Chairman and Chief Executive Officer of Salant effective immediately. Jerald S. Politzer, Salant's former Chairman and Chief Executive Officer, will continue to serve on Salant's Board of Directors and be employed as a consultant during Salant's restructuring in order to assist in the transition of the Company's business. In addition, Salant has appointed Todd Kahn, its EVP of Corporate Affairs and General Counsel, as its new Chief Operating Officer.

     Salant intends to ask the Bankruptcy Court to schedule a hearing on its disclosure statement with respect to the Plan at the earliest possible time. Salant expects that its Plan, which leaves unimpaired Salant's general unsecured creditors (including trade creditors) and is designed to provide for the restructuring of its Senior Notes, will have the support of its debt and equity constituencies and trading partners. With such support, the Plan provides that (i) all of the outstanding principal amount of Senior Notes, plus all accrued and unpaid interest thereon, will be converted into 95% of Salant's new common stock, subject to dilution, and
(ii) all of Salant's existing common stock will be converted into 5% of Salant's new common stock, subject to dilution. If such support is not forthcoming, then pursuant to the Plan (i) all of the outstanding principal amount of the Senior Notes, plus all accrued and unpaid interest thereon, will be converted into 40% of Salant's new common stock, subject to dilution, plus pay-in-kind notes to be issued by the reorganized company in the aggregate principal amount of $92 million, bearing interest at 15% per annum and with a maturity date on the eighth anniversary of issuance, and
(ii) all of Salant's existing common stock will be converted into 60% of Salant's new common stock, subject to dilution.

     Magten Asset Management Corp., the representative of the beneficial owners of, approximately 70% of the aggregate principal amount of the Senior Notes, and Apollo Apparel Partners, L.P., the beneficial owner of approximately 40.1% of Salant's issued and outstanding common stock, support the Plan. Immediately prior to the filing of Salant's chapter 11 case, Robert Falk, Robert Katz, principals of Apollo Apparel Partners, L.P., and Edward Yorke, a former principal of Apollo Apparel Partners, L.P., resigned from Salant's board of directors.

     As previously announced, Salant has received and accepted an $85 million financing commitment from CIT that would be available upon completion of Salant's restructuring. Salant currently anticipates that it will be able to consummate its Plan and exit chapter 11 within 90 days.

     Mr. Politzer stated, "When I first joined the Company in April 1997, Salant was a multi-divisional apparel company pursuing numerous business opportunities. Given that during the last year the capital markets have not looked favorably upon investing in highly leveraged companies, especially apparel companies. Salant was unable to refinance its bond debt. As a result, Salant recognized that its designer brand business provided the greatest potential for long term growth and profitability, and has determined to focus solely on its Perry Ellis business. Mike Setola, who has been President of our Perry Ellis division for over four years, clearly has demonstrated the leadership skills and business acumen to lead the new Salant."

     Mr. Setola said: "On behalf of the Board of Directors and myself, I would like to express our sincere gratitude for Jerry Politzer's tireless efforts to improve Salant's business and lay the foundation for Salant's restructuring effort. I look forward to quickly transitioning our business through the restructuring processes to a Perry Ellis only businesses and to the emergence of a new and successful Salant."